Exhibit 23.1

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                               Dixon Hughes PLLC
                   Certified Public Accountants and Advisors

            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
FNB United Corp.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of FNB United Corp. of our reports dated March 26, 2007, with respect to the consolidated financial statements of FNB United Corp. and subsidiaries, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the annual report on Form 10-K of FNB United Corp. for the year ended December 31, 2006.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
June 13, 2007